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                                                                     EXHIBIT 5.1

January 25, 2002

Visible Genetics Inc.
Suite 1000, Box 333
700 Bay Street
Toronto, Ontario
Canada M5G 1Z6

Gentlemen:

VISIBLE GENETICS INC.
REGISTRATION STATEMENT ON FORM F-3

We have acted as Canadian counsel to Visible Genetics Inc. (the "Company") in connection with the filing with the Securities and Exchange Commission of the Company's Registration Statement on Form F-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") relating to the registration of (the "Offering") 5,601,435 common shares (the "Common Shares"), to be sold by certain shareholders of the Company (the "Selling Shareholders").

For the purposes of expressing the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the articles of incorporation and the by-laws of the Company, each as amended from time to time, and resolutions of the directors of the Company with respect to the matters referred to herein. We have also examined such certificates of public officials, officers of the Company, corporate records and other documents as we have deemed relevant or necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as certified copies or facsimiles thereof.

We are barristers and solicitors qualified to practice law in the Province of Ontario and our opinion expressed below is limited to the laws of such Province and the laws of Canada applicable therein and should not be relied upon, nor is it given, in respect of the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

1. The number of common shares of the Company which are issuable in accordance with the terms of the Series A Convertible Preferred Shares of the Company (the "Series A Preferred Stock") upon the valid conversion of the Series A Preferred Stock in accordance with its terms will be validly issued, fully paid and non-assessable shares of the Company.

2. The number of common shares of the Company which are issuable in accordance with the terms of warrants (the "Warrants") to purchase an aggregate of 1,247,098 common shares issued by the Company pursuant to warrant agreements dated July 15, 1999 and entered into between the Company and each of Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Ventures International, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Hilal Capital, LP, Hilal Capital QP, LP and Hilal Capital International, Ltd upon the valid exercise of the Warrants in accordance with their terms and upon receipt of the applicable warrant price therefor by the Company will be validly issued, fully paid and non-assessable shares of the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder, or that we are "experts" within the meaning of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ OSLER, HOSKIN & HARCOURT LLP